Exhibit 5.1

ADVOCATES, SOLICITORS & NOTARIES

Nirmal, Nariman Point,	Tel:	022-6752 9037
Mumbai-400 021.		022-6752 9048
•
Alli Chambers, N. Master Road,	Fax:	022-6752 9053
Fort, Mumbai-400 001.	Email: gagrats@gagrats.com

Our Ref:

	RJG/HT/SK/	988
September 4, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549, U.S.A.

Re:                             Patni Computer Systems Limited– Registration of Equity Shares, par value Rs.2 per share, on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Patni Computer Systems Limited, a company organized under the laws of India (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 4,000,000 equity shares of the Company, par value Rs.2 per share (the “Equity Shares”), which are issuable under the Amended Patni Employee Stock Option Plan 2003 - Revised 2006 (the “Plan”).

In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein. .

Based on the foregoing, it is our opinion that the shares of the Equity Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Gagrats

Partner.

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